Exhibit (b)(2)

FORM OF EIGHTH AMENDMENT AGREEMENT

dated as of May [    ], 2015

among

LMP CORPORATE LOAN FUND INC.

and

STATE STREET BANK AND TRUST COMPANY,

as Agent

and

THE BANKS PARTY HERETO

To the Credit Agreement dated as of August 18, 2008

THIS EIGHTH AMENDMENT AGREEMENT, dated as of May [    ], 2015 (this “Amendment”), among (i) LMP CORPORATE LOAN FUND INC., a Maryland corporation that is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “Borrower”), (ii) the banks and other financial institutions parties to this Amendment (the “Banks”) and (iii) STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, as Agent for the Banks from time to time parties to the Agreement referred to below (in such capacity, the “Agent”); to the Credit Agreement, dated as of August 18, 2008 among all of such parties (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”).

W I T N E S S E T H :

WHEREAS, the parties to the Agreement desire to amend the Agreement as of the date hereof (the “Amendment Effective Date”) in order, among other things, to increase the Aggregate Commitment Amount available for borrowing;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein and not defined herein shall have the meanings specified in the Agreement.

SECTION 2. Amendments to the Agreement. Subject to satisfaction of the conditions set forth in Section 3 below, the Agreement is hereby amended as follows:

(a) Section 1.1 of the Agreement is hereby amended by amending or adding anew, as applicable, each of the following definitions, each to read in its entirety as follows:

“Aggregate Commitment Amount” means, as of any date, the aggregate of all Commitment Amounts as of such date. As of the Amendment Effective Date, the Aggregate Commitment Amount is $65,000,000.

“Amendment Effective Date” means May [    ], 2015.

“Applicable Margin” means (a) during the Initial Margin Period, a rate per annum equal to 1.05%, and (b) during each Subsequent Margin Period, if any, a rate per annum equal to the “New Applicable Margin” (as defined in the Applicable Margin Change Notice in respect of the Applicable Margin Change Effective Date which is the first day of such Subsequent Margin Period).

“Base Rate” means, for any day, the higher of (a) the Overnight LIBOR Rate as in effect on that day plus the Base Rate Margin and (b) the Federal Funds Rate as in effect from time to time plus the Base Rate Margin.

“Borrowing Base” means, at the relevant time of reference thereto, an amount which is equal to the lesser of (a) 33 1/3% of the Adjusted Net Assets of the Borrower and

(b) the sum of the following items to the extent that they are classified as “assets” on the balance sheet of the Borrower in accordance with Generally Accepted Accounting Principles:

(i) 90% of the aggregate Asset Value of all Eligible Government Securities;

(ii) 90% of the aggregate Asset Value of all Eligible Commercial Paper rated A1 or better by S&P or P1 or better by Moody’s;

(iii) 75% of the aggregate Asset Value of all Eligible Senior Loans which have a market value of at least 90% of par value and are not classified as Distressed Assets;

(iv) 80% of the aggregate Asset Value of all Eligible Domestic Debt Securities, Eligible OECD Sovereign Debt Securities and Eligible Guaranteed Debt Securities, in each case rated BBB- or better by S&P or Baa3 or better by Moody’s;

(v) 70% of the aggregate Asset Value of all Eligible Domestic Debt Securities rated BB- or better (but lower than BBB-) by S&P or Ba3 or better (but lower than Baa3) by Moody’s;

(vi) 65% of the aggregate Asset Value of all Eligible Senior Loans which have a market value of at least 50% of par value (but less than 90% of par value) and are not classified as Distressed Assets;

(vii) 60% of the aggregate Asset Value of all Eligible Domestic Debt Securities rated B- or better (but lower than BB-) by S&P or B3 or better (but lower than Ba3) by Moody’s;

(viii) 0% of the aggregate Asset Value of all other assets of the Borrower, including loan participations;

provided, that:

(1) if any security has a lower rating from one agency than from another, the higher rating shall be disregarded for purposes of the foregoing or, if unrated, such security shall, in the reasonable judgment of the Investment Adviser, be of equal credit quality as a rated security which is valued similarly as such unrated security;

(2) if aggregate investments in issuers domiciled (or whose principal place of business is located) outside the United States and/or aggregate investments which are traded outside the United States constitute more than 15% of the Borrowing Base, the amount of such excess shall not be included in the calculation of the Borrowing Base;

(3) if aggregate investments in any one country (other than the United States) constitute more than 10% of the Borrowing Base, the amount of such excess shall not be included in the calculation of the Borrowing Base;

(4) investments in direct or indirect participation or subparticipation interests in loans or other extensions of credit shall not be included in the calculation of the Borrowing Base;

(5) investments in Distressed Assets shall not be included in the calculation of the Borrowing Base;

(6) if the securities of any one issuer (other than the Government of the United States) constitute more than 5% of the Borrowing Base, the amount of such excess shall not be included in the calculation of the Borrowing Base; and

(7) no asset shall be included in the calculation of the Borrowing Base if it constitutes an Illiquid Asset or an asset which is the subject of a reverse repurchase agreement, dollar roll or securities lending transaction.

“Commitment Fee Rate” means (a) during the Initial Fee Period, a rate per annum equal to (i) for each day during which the aggregate Loans outstanding totals less than 75% of the Aggregate Commitment Amount, 0.25% per annum, and (ii) for each day during which the aggregate Loans outstanding totals at least 75% of the Aggregate Commitment Amount, 0.15% per annum, and (b) during each Subsequent Fee Period, if any, a rate per annum equal to the “New Commitment Fee Rate” (as defined in the Commitment Fee Change Notice in respect of the Commitment Fee Change Effective Date which is the first day of such Subsequent Fee Period).

“Interest Period” means, with respect to each LIBOR borrowing, initially the period commencing on the date of such borrowing and ending one, two or three months thereafter, as the Borrower may elect in the applicable Notice of Borrowing, and thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such borrowing and ending on the last day of one of the periods set forth above, as the Borrower may elect in the applicable Notice of Conversion, provided that:

(a) any Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day;

(b) any Interest Period which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month;

(c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date; and

all LIBOR Loans outstanding at any time shall end on no more than five different dates.

“LIBOR Margin” means (a) during the Initial Margin Period, a rate per annum equal to 0.85%, and (b) during each Subsequent Margin Period, if any, a rate per annum equal to the “New LIBOR Margin” (as defined in the Applicable Margin Change Notice in respect of the Applicable Margin Change Effective Date which is the first day of such Subsequent Margin Period).

“LIBOR Offered Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time two LIBOR Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “LIBOR Offered Rate” with respect to such LIBOR Loan during such Interest Period shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $1,000,000 in immediately available funds for a maturity comparable to such Interest Period are offered by the principal office of the Agent to leading banks in the London interbank market at approximately 11:00 a.m., London time, two LIBOR Business Days prior to the commencement of such Interest Period; provided further that if any such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Overnight LIBOR Rate” means, as of any day, the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time, as the rate for dollar deposits in the London interbank market with a maturity of one month, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “Overnight LIBOR Rate” shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $1,000,000 in immediately available funds for a term of one month are offered by the principal office of the Agent to leading banks in the London interbank market at approximately 11:00 a.m., London time, provided further that in the event such day is not a LIBOR Business Day, then Overnight LIBOR Rate shall be such rate as in effect on the immediately preceding LIBOR Business Day; provided further that if any such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Sanctions” has the meaning set forth in Section 4.19.

“Termination Date” means the earlier to occur of (a) the Termination Notice Effective Date, and (b) such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof.

(b) Sections 2.06(a) and (b) of the Agreement are hereby amended by deleting such sections in their entirety and inserting in lieu thereof the following:

(a) Subject to clause (c) of this Section 2.06, each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for the period commencing with the date such Loan is made up to but not including the date such Loan is repaid in full, at a rate per annum equal to the Base Rate as in effect from time to time. Interest on each Base Rate Loan shall be payable in arrears on the fifteenth day of each calendar month and on the Termination Date.

(b) Subject to Section 2.06(c) and Section 8.06, each LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the period commencing with the date such LIBOR Loan is made or continued through and including the last day of the Interest Period applicable thereto, at a rate per annum equal to the sum of the LIBOR Margin plus the applicable Adjusted LIBOR Offered Rate. Interest on each LIBOR Loan shall be payable in arrears on the last day of the Interest Period in effect with respect thereto and on the Termination Date.

(c) Section 2.07(a) of the Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

(a) During the Revolving Credit Period, the Borrower shall pay to the Agent for the account of each Bank a commitment fee at the Commitment Fee Rate on the daily amount on the daily amount by which such Bank’s Commitment Amount exceeded the aggregate outstanding principal amount of the Loans made by such Bank (including, in the case of a Delinquent Bank, the principal amount of all Loans with respect to which such Bank is delinquent). Such commitment fee shall accrue from and including the Effective Date to but excluding the Termination Date. Accrued commitment fees payable hereunder shall be payable quarterly in arrears on the fifteenth day of each April, July, October and January, in each case with respect to the calendar quarter period then most recently ended, commencing on the first such day after the Effective Date, and on the Termination Date.

(d) Section 2.09 of the Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

SECTION 2.09. Pricing Changes. (a) At any time and from time to time the Agent shall, at the request of Applicable Banks, send to the Borrower an Applicable Margin Change Notice, and such Applicable Margin Change Notice shall become effective with respect to the Applicable Margin or the LIBOR Margin, as the case may be, on the date that is the later to occur of the following (such later date with respect to such Applicable Margin Change Notice, the “Applicable Margin Change Effective Date”): (a) the date specified as such in such Applicable Margin Change Notice and (b) the 270th day after the date on which such Applicable Margin Change Notice has been delivered to the Borrower.

(b) At any time and from time to time the Agent shall, at the request of Applicable Banks, send to the Borrower a Commitment Fee Change Notice, and such Commitment Fee Change Notice shall become effective on the date that is the later to occur of the following (such later date with respect to such Commitment Fee Change Notice, the “Commitment Fee Change Effective Date”): (a) the date specified as such in such Commitment Fee Change Notice and (b) the 270th day after the date on which such Commitment Fee Change Notice has been delivered to the Borrower

(e) Section 2.10 of the Agreement is hereby amended by adding at the end thereof a new subsection (f) as follows:

(f) With respect to each payment of principal and interest on the Loans and of fees and all other amounts due hereunder or under any other Loan Document, the Borrower hereby authorizes and irrevocably directs the Bank, at the Bank’s option at any time upon and following the due date for payment of any amounts hereunder or under the Loan Documents, and without any further notice to or consent of the Borrower, to debit any account of the Borrower with the Bank and apply amounts so debited toward the payment of any such amounts due and owing hereunder or thereunder. Notwithstanding such authorization and direction, the Borrower further acknowledges and agrees that (a) the Bank shall have no obligation to so debit any such account and shall have no liability whatsoever to the Borrower for any failure to do so, and (b) the Borrower shall fully retain the obligation hereunder and under the Loan Documents to make all payments hereunder and thereunder when due.

(f) Article IV of the Agreement is hereby amended by adding at the end thereof a new Section 4.19 as follows:

SECTION 4.19. Sanctions. (i) None of the Borrower, or any of the Borrower’s subsidiaries or any director or officer of the Borrower or any of its subsidiaries is a Person that is, or is 50% or more owned by Persons that are (x) the subject or target of any economic sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (y) located, organized or resident of a country or territory that is, or whose government is, the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea, Sudan and Syria); (ii) the Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its directors and officers with Anti-Corruption Laws and applicable Sanctions, and (iii) the Borrower and its officers and to the knowledge of the Borrower, its directors, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(g) Article V of the Agreement is hereby amended by adding at the end thereof a new Section 5.23 as follows:

SECTION 5.23. Compliance with Sanctions and Anti-Corruption Laws. (a) The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of (i) offering, paying, promising to pay, or authorizing the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) funding any activities or business of or with any Person, or in any country or territory that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (iii) causing any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise) to be in violation of Sanctions.

(b) The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower and its directors and officers with Anti-Corruption Laws and applicable Sanctions.

(h) Section 8.01(b) of the Agreement is hereby amended by deleting such section in its entirety and inserting in lieu thereof the following:

(b) If any Bank shall determine that any change after the date hereof in any existing applicable law, rule or regulation or any new law, rule or regulation regarding capital adequacy or liquidity, or any change therein, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any new request or directive of general applicability regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency issued, promulgated or enacted after the date hereof, has or would have the effect of reducing the rate of return on capital of such Bank (or its parent corporation) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its parent corporation) could have achieved but for such law, change, request or directive (taking into consideration its policies with respect to capital adequacy or liquidity as applicable) by an amount deemed by such Bank to be material, then from time to time, promptly upon demand by such Bank (with a copy to the Agent) (and in any event within thirty (30) days after demand by such Bank) the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its parent corporation) for such reduction; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all regulations, rules, guidelines or directives thereunder or issued in connection therewith relating to capital adequacy or liquidity, and (ii) all regulations, rules, guidelines or directives applicable to such Bank as promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or

any successor or similar authority) or the United States bank regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change in law giving rise to a payment or indemnity obligation by the Borrowers under this Section 8.01, regardless of the date enacted, adopted or issued.

(i) Schedule I to the Agreement is hereby amended by deleting such schedule in its entirety and inserting in lieu thereof the Schedule I attached to this Amendment.

(j) Exhibit G to the Agreement is hereby amended by deleting such exhibit in its entirety and inserting in lieu thereof the Exhibit G attached to this Amendment.

SECTION 3. Conditions to Effectiveness. This Amendment shall become effective as of the Amendment Effective Date only upon the satisfaction or waiver of all of the following conditions precedent:

(a) Executed Agreement. The Agent shall have received this Amendment and the Amended and Restated Security Agreement dated as of the date hereof, each executed and delivered by a duly authorized officer of the Borrower and each Bank.

(b) Related Agreements. The Agent shall have received true and correct copies, certified as to authenticity by the Borrower, of all agreements pertaining to the creation or perfection of any lien on any asset of the Borrower (including any control agreements between the Borrower and any broker), the most recent annual and semi-annual financial reports for the Borrower and such other documents or instruments as may be reasonably requested by the Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Borrower may be a party. To the extent that any of the foregoing documents (i) has been previously delivered in connection with the Agreement or a previous amendment to the Agreement and (ii) has not been amended since the date of such delivery and continues to be in full force and effect, the Borrower may deliver to the Agent an officer’s certificate to such effect in lieu of such document, which certificate shall state when such document was previously delivered.

(c) Proceedings of the Borrower. The Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Agent, of the board of directors of the Borrower authorizing the execution, delivery and performance of this Amendment, certified by the Secretary or an Assistant Secretary of the Borrower as of the Amendment Effective Date, which certificate shall be in form and substance reasonably satisfactory to the Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

(d) Incumbency Certificate. The Agent shall have received a certificate of the Borrower, dated the Amendment Effective Date, as to the incumbency and signature of the officers of the Borrower executing this Amendment or any other document delivered in connection herewith, executed by the Secretary or any Assistant Secretary of the Borrower, reasonably satisfactory in form and substance to the Agent.

(e) Organizational Documents. The Agent shall have received true and complete copies of the charter or certificate, as the case may be, and by-laws of the Borrower, certified as of the Amendment Effective Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Borrower. To the extent that any of the foregoing documents (i) has been previously delivered in connection with the Agreement or a previous amendment to the Agreement and (ii) has not been amended since the date of such delivery and continues to be in full force and effect, the Borrower may deliver to the Agent an officer’s certificate to such effect in lieu of such document (such certificate shall state when such document was previously delivered).

(f) Legal Opinion. The Agent shall have received the executed legal opinions of special counsel (with customary assumptions and exceptions) to the Borrower (which shall not be an “Accord” opinion). Such legal opinions shall cover such matters incident to the transactions contemplated by this Amendment as the Agent or any Bank may reasonably require.

(g) Financial Information. The Agent shall have received the most recent publicly available financial information (which includes a list of portfolio securities) for the Borrower, unless such financial information shall have been previously delivered in connection with Section 5.01 of the Agreement.

(h) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated hereby and by the Loan Documents shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

SECTION 4. Representations and Warranties. To induce the Agent and the Banks to enter into this Amendment and to make the Loans, the Borrower hereby represents and warrants to the Agent and each Bank that:

(a) This Amendment has been duly authorized by all requisite corporate action by the Borrower, and this Amendment constitutes its legal, valid and binding obligations enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and an implied covenant of good faith and fair dealing.

(b) The representations and warranties set forth in Article IV of the Agreement are true and correct in all material respects on the date hereof with the same effect as if made on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date or period.

(c) Before and after giving effect to this Amendment, no Default has occurred and is continuing.

SECTION 5. Reference to and Effect on the Documents. Each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Agreement in documents related to the Agreement, shall mean and be a reference to the Agreement as amended hereby. Except as specifically amended hereby, the Agreement and all such related documents, and all other documents, agreements, instruments or writings entered into in connection therewith, shall remain in full force and effect and are hereby ratified, confirmed and acknowledged by each party.

SECTION 6. Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the substantive laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Amendment by signing any such counterpart. Delivery of an executed signature page of this Amendment by email or facsimile transmission shall be effective as the delivery of a manually executed counterpart hereof.

[Remainder of page intentionally left blank; signature appears on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY, as
Agent and as a Bank

By:
Name:
Title:

SIGNATURE PAGE TO STATE STREET BANK/

LMP CORPORATE LOAN FUND EIGHTH AMENDMENT

LMP CORPORATE LOAN FUND INC.

By:
Name:
Title:

SCHEDULE 1

BORROWER:

LMP CORPORATE LOAN FUND INC.

Legg Mason, Inc.

620 8th Avenue

49th Floor

New York, NY 10018

Attn: Mr. William Renahan

Tel: (212) 805-6024

Fax: (877) 298-1171

E-mail: wrenahan@leggmason.com

BANKS:	COMMITMENT AMOUNT	COMMITMENT PERCENTAGE

STATE STREET BANK AND TRUST COMPANY	$65,000,000	100%

For funding or payment notices:

Domestic Lending Office:

Mutual Fund Lending Department

Copley Place, Tower 2, Floor 4

100 Huntington Avenue

Boston, MA 02116

Attn: Peter Connolly, Assistant Vice President - CSU Manager

Tel: (617) 662-8588

Fax: (617) 988-6677

Email: ais-loanops-csu@statestreet.com

LIBOR Lending Office:

Mutual Fund Lending Department

Copley Place, Tower 2, Floor 4

100 Huntington Avenue

Boston, MA 02116

Attn: Peter Connolly, Assistant Vice President - CSU Manager

Tel: (617) 662-8588

Fax: (617) 988-6677

Email: ais-loanops-csu@statestreet.com

For all other notices:

Mutual Fund Lending Department

Copley Place Tower 2, Floor 4

100 Huntington Avenue

Boston, MA 02116

Attn: Mr. James Reichert

Tel: (617) 662-8620

Fax: (617) 662-8665

EXHIBIT G

FORM OF

APPLICABLE MARGIN CHANGE NOTICE

DATE:

TO:	LMP CORPORATE LOAN FUND INC., as Borrower

ATTN:
Ph:
Fax:
Email:

FROM: STATE STREET BANK AND TRUST, as Agent

Reference is hereby made to that certain Credit Agreement, dated as of August 18, 2008 (such agreement, as amended and in effect from time to time, the “Credit Agreement”), among (i) LMP CORPORATE LOAN FUND INC., a Maryland corporation (the “Borrower”), (ii) the banks and other financial institutions parties thereto (the “Banks”) and (iii) STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, as Agent for the Banks (in such capacity, the “Agent”).

This is an “Applicable Margin Change Notice” under, as defined in, and with the effect set forth in, the Credit Agreement.

[The new Applicable Margin (the “New Applicable Margin”) is             . The Applicable Margin Change Effective Date in respect of the New Applicable Margin is             .]

[The new LIBOR Margin (the “New LIBOR Margin”) is             . The Applicable Margin Change Effective Date in respect of the New LIBOR Margin is             .]

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title: